Filed Pursuant to Rule 433
Registration No. 333-233663

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due February 27, 2026

Term Sheet to Pricing Supplement dated February 25, 2021

Summary of Terms		Description of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

•     Linked to the lowest performing of the Nasdaq-100® Index, the Russell 2000® Index and the Dow Jones Industrial Average®

•     Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call prior to maturity upon the terms described below. Whether the securities pay a Contingent Coupon Payment, whether the securities are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the principal amount of your securities at maturity will depend in each case on the Closing Level of the Lowest Performing Index on the relevant Valuation Date. The Lowest Performing Index on any Valuation Date is the Index that has the lowest Closing Level on that Valuation Date as a percentage of its Starting Level

•    Contingent Coupon Payments. The securities will pay a Contingent Coupon Payment on a quarterly basis until the earlier of maturity or automatic call if, and only if, the Closing Level of the Lowest Performing Index on the Coupon Determination Date for that quarter is greater than or equal to its Coupon Threshold Level. However, if the Closing Level of the Lowest Performing Index on a Coupon Determination Date is less than its Coupon Threshold Level, you will not receive any Contingent Coupon Payment for the relevant quarter. The Coupon Threshold Level for each Index is equal to 75% of its Starting Level. The Contingent Coupon Rate is 6.75% per annum

•    Automatic Call. If the Closing Level of the Lowest Performing Index on any Call Observation Date is greater than or equal to its Starting Level, the securities will be automatically called for the principal amount plus a final Contingent Coupon Payment

•     Potential Loss of Principal. If the securities are not automatically called prior to maturity, you will receive the principal amount at maturity if, and only if, the Ending Level of the Lowest Performing Index is greater than or equal to its Downside Threshold Level. If the Ending Level of the Lowest Performing Index is less than its Downside Threshold Level, you will lose more than 40%, and possibly all, of the principal amount of your securities. The Downside Threshold Level for each Index is equal to 60% of its Starting Level

•     If the securities are not automatically called prior to maturity, you will have full downside exposure to the Lowest Performing Index from its Starting Level if its Ending Level is less than its Downside Threshold Level, but you will not participate in any appreciation of any Index and will not receive any dividends on securities included in any Index

•    Your return on the securities will depend solely on the performance of the Lowest Performing Index on each Valuation Date. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably

•    All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue any securities included in any Index for payment; if CIBC defaults on its obligations, you could lose all or some of your investment

•     No exchange listing; designed to be held to maturity or earlier automatic call

Term	Approximately 5 years (unless earlier called)
Reference Asset	The Nasdaq-100® Index (Bloomberg ticker symbol “NDX”), the Russell 2000® Index (Bloomberg ticker symbol “RTY”) and the Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU”) (each an “Index” and collectively the “Indices”)
Principal Amount (Original Offering Price)	$1,000 per security (100% of par)
Pricing Date	February 25, 2021
Issue Date	March 2, 2021
Final Valuation Date	February 24, 2026
Stated Maturity Date	February 27, 2026
Contingent Coupon Payments	See “How Contingent Coupon Payments Are Calculated” on page 2
Contingent Coupon Rate	6.75% per annum
Coupon Threshold Level	9,621.2325 for the NDX, 1,650.129 for the RTY and 23,551.5075 for the INDU, each of which is 75% of its Starting Level
Coupon Determination Dates	Quarterly, on the 24th of each February, May, August and November, commencing May 2021 and ending on the Final Valuation Date, each subject to postponement
Automatic Call	See “How to Determine if the Securities Will Be Automatically Called” on page 2
Call Observation Dates	Quarterly, the Coupon Determination Dates beginning August 2021 and ending November 2025 (together with the Coupon Determination Dates, the “Valuation Dates”)
Payment at Maturity	See “How the Payment at Maturity Is Calculated” on page 2
Downside Threshold Level	7,696.986 for the NDX, 1,320.1032 for the RTY and 18,841.206 for the INDU, each of which is 60% of its Starting Level
Lowest Performing Index	See “How the Lowest Performing Index Is Determined” on page 2
Starting Level	12,828.31 for the NDX, 2,200.172 for the RTY and 31,402.01 for the INDU, each of which was its Closing Level on the Pricing Date
Ending Level	For each Index, its Closing Level on the Final Valuation Date
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	2.475%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13605WW31 / US13605WW314

The Issuer’s estimated value of the securities on the Pricing Date is $940.70 per security, which is less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-9 of the accompanying pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This term sheet should be read in conjunction with the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

How The Lowest Performing Index Is Determined

The Lowest Performing Index on any Valuation Date is the Index with the lowest Performance Factor on that Valuation Date.

The Performance Factor, with respect to an Index on any Valuation Date, will be its Closing Level on such Valuation Date divided by its Starting Level (expressed as a percentage).

How Contingent Coupon Payments Are Calculated

On each Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Level of the Lowest Performing Index on the related Coupon Determination Date is greater than or equal to its Coupon Threshold Level.

If the Closing Level of the Lowest Performing Index on any Coupon Determination Date is less than its Coupon Threshold Level, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Level of the Lowest Performing Index is less than its Coupon Threshold

Level on all quarterly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the securities.

Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows:

($1,000 × Contingent Coupon Rate) / 4

The Contingent Coupon Rate is 6.75% per annum. Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

How To Determine If The Securities Will Be Automatically Called

If the Closing Level of the Lowest Performing Index on any Call Observation Date is greater than or equal to its Starting Level, the securities will be automatically called, and on the related Call Payment Date you will be entitled to receive a cash payment per security equal to the principal amount per security plus a final Contingent Coupon Payment. The securities will be subject to automatic call on the applicable Call Observation Date.

If the securities are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the securities after such Call Payment Date.

How The Payment at Maturity Is Calculated

If the securities are not automatically called prior to maturity, you will receive at maturity a cash payment per security equal to the Payment at Maturity (in addition to the final Contingent Coupon Payment, if any). The Payment at Maturity per security will equal:

•	If the Ending Level of the Lowest Performing Index on the Final Valuation Date is greater than or equal to its Downside Threshold Level: $1,000; or
•	If the Ending Level of the Lowest Performing Index on the Final Valuation Date is less than its Downside Threshold Level:

$1,000 X Performance Factor of the Lowest Performing Index on the Final Valuation Date

If the securities are not automatically called prior to maturity and the Ending Level of the Lowest Performing Index on the Final Valuation Date is less than its Downside Threshold Level, you will lose more than 40%, and possibly all, of the principal amount of your securities at maturity.

Any return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the Lowest Performing Index on the Final Valuation Date if the securities are not automatically called prior to maturity and the Ending Level of that Index is less than its Downside Threshold Level.

Hypothetical Payout Profile

The profile to the right illustrates the potential Payment at Maturity on the securities (excluding the final Contingent Coupon Payment, if any) for a range of hypothetical performances of the Lowest Performing Index on the Final Valuation Date from its Starting Level to its Ending Level, assuming the securities have not been automatically called prior to maturity.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level of the Lowest Performing Index on the Final Valuation Date, whether the securities are automatically called prior to maturity, and whether you hold your securities to maturity. The performance of the better performing Indices is not relevant to your return on the securities.

Hypothetical Returns

If the securities are automatically called: If the securities are automatically called prior to maturity, you will receive the principal amount of your securities plus a final Contingent Coupon Payment on the Call Payment Date. In the event the securities are automatically called, your total return on the securities will equal the return represented by any Contingent Coupon Payments received prior to the Call Payment Date and a final Contingent Coupon Payment received on the Call Payment Date.

If the securities are not automatically called:

If the securities are not automatically called prior to maturity, the following table illustrates, for a range of hypothetical Performance Factors of the Lowest Performing Index on the Final Valuation Date, the hypothetical Payment at Maturity payable at maturity per security (excluding the final Contingent Coupon Payment, if any). The Performance Factor of the Lowest Performing Index on the Final Valuation Date is its Ending Level expressed as a percentage of its Starting Level (i.e., its Ending Level divided by its Starting Level).

Hypothetical Performance Factor of the Lowest Performing Index on the Final Valuation Date	Hypothetical Payment at Maturity Per Security
200.00%	$1,000.00
175.00%	$1,000.00
150.00%	$1,000.00
125.00%	$1,000.00
100.00%	$1,000.00
80.00%	$1,000.00
60.00%	$1,000.00
59.00%	$590.00
50.00%	$500.00
40.00%	$400.00
25.00%	$250.00
0.00%	$0.00

The above figures do not take into account Contingent Coupon Payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the Payment at Maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the securities. Each security has a principal amount of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to maturity, the actual amount you will receive at maturity will depend on the actual Ending Level of the Lowest Performing Index on the Final Valuation Date. The performance of the better performing Indices is not relevant to your return on the securities.

For historical data regarding the Closing Levels of the Indices, see the historical information set forth under the sections titled “The Indices” in the accompanying pricing supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose Some Or All Of The Principal Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index On Each Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Valuation Date From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	A Coupon Payment Date, A Call Payment Date And The Stated Maturity Date Will Be Postponed If A Valuation Date Is Postponed.

Risk Relating To The Credit Risk of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of an Index.
o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in an Index may adversely affect the level of such Index.
o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of an Index.
o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of an Index.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not Suitable For All Investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult Your Tax Advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

“Nasdaq-100® Index” is a trademark of The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”) and has been licensed for use by CIBC. The securities are not sponsored, endorsed, sold, or promoted by Corporations and Corporations makes no representation regarding the advisability of investing in the securities.

Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by CIBC. The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the securities.

The Dow Jones Industrial Average® is a product of SPDJI, and has been licensed to be used by CIBC. Standard & Poor’s® and S&P® are registered trademarks of S&P; Dow Jones® and Dow Jones Industrial Average® are registered trademark of Dow Jones; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CIBC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the securities nor do they have any liability for any errors, omissions, or interruptions of the Dow Jones Industrial Average®.

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